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                          January 29, 2024

       Stephen Altemus
       Chief Executive Officer
       Intuitive Machines, Inc.
       13467 Columbia Shuttle Street
       Houston, TX 77059

                                                        Re: Intuitive Machines,
Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed January 26,
2024
                                                            File No. 333-276697

       Dear Stephen Altemus:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Erin
Donahue at 202-551-6063 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing